                                                                     EXHIBIT 5.1





                                January 3, 1997




     Enron Corp.
     1400 Smith Street
     Houston, Texas  77002-7369

     Ladies and Gentlemen:

              As Senior Vice President and General Counsel of Enron Corp., a Delaware corporation (the "Company"), I am familiar with the Company's Registration Statement on Form S-8 (the Registration Statement) relating to a proposed offering and sale of up to an aggregate of 415,448 shares (the "Shares") of Common Stock, par value $.10 per share ("Common Stock"), of the Company pursuant to The Enron Corp. Stock Option Plan for Zond Exchange Agreements (the "Plan").

              Before rendering my opinion, I, or other members of the legal department acting under my supervision, examined certain corporate records of the Company, including its Restated Certificate of Incorporation, its Bylaws and certain resolutions of the Board of Directors of the Company. I, or other members of the legal department acting under my supervision, also examined the Registration Statement, together with the exhibits thereto, and such certificates of officers of the Company, the Plan and other documents and records as I have deemed necessary for the purposes of this opinion. As to matters of fact relevant to the opinions expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

              Based upon the foregoing, I am of the opinion that the Shares to be issued pursuant to the Plan have been validly authorized for issuance and, when the Registration Statement has become effective under the Securities Act of 1933, as amended (the "Act"), and the Shares are issued and paid for in accordance with the terms of the Plan, the Shares so issued will be validly issued, fully paid and nonassessable.

              I am a member of the bar of the State of Texas. The opinion set forth above is limited in all respects to the laws of the State of Texas, the General Corporation Law of the State of Delaware, and federal law.

              I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder. For purposes of this opinion, I assume that the securities to be issued pursuant to the Registration Statement will be issued in compliance with all applicable state securities or Blue Sky laws.


                                                          Very truly yours,

                                                          /s/  JAMES V. DERRICK